Cooperation Contract covering the development of
                     Version 3 of the Multimedia Information
                         and Communications System MIKS






                                      I A T

                             THE ELECTRONIC MEETING



                                       IBM





                           T - e - l - e - k - o - m -

                Cooperation Contract covering the development of
                     Version 3 of the Multimedia Information
                         and Communications System MIKS





by and between

The Deutsche Bundespost Telekom,                 Graduate Engineer Joachim Claus
represented by                                   Manager TD 2
                                                 Bahnstrabe 42
                                                 53 105 Bonn

- hereinafter referred to as Telekom -

and

IBM Deutschland Informationssysteme GmbH,
represented by                                   Director Peter Schwarzmann
                                                 Manager of the Telekom dept.
                                                 IBM Deutschland
                                                 Informationssysteme GmbH
                                                 Pascalstrabe 100
                                                 70 569 Stuttgart

- hereinafter referred to as IBM -

and

IAT Schweiz AG, represented by                   Dr. Viktor Vogt
                                                 Manager
                                                 IAT Schweiz AG
                                                 Geschaftshaus Wasserschlob
                                                 Aarestrabe 17
                                                 CH-5300 Vogelsang-Turgi

                       - hereinafter referred to as IAT -

                                    Preamble

The Deutsche Bundespost Telekom and the companies I.A.T, AG and IBM Deutschland Informationssysteme GmbH have established the "Entwicklungsgemeinschaft Multimediales Informations- und Kommunikations-System" (EG-MIKS) [multimedia information and communications system development community] pursuant to a contract dated 6/8/93, to jointly develop a multimedia information and communications system (MIKS).

The stated goal of the developing partners is to develop the MIKS as a joint product and to keep the utilization rights of the functionality of the MIKS as a total system based on their joint development, separate from the rights to the jointly developed components.

The developing partners have already jointly developed MIKS version 1 and MIKS version 2. The development of MIKS version 3 is to be covered by a new contract for the development community, governed by the stipulations listed below. The contract covering the establishment of EG-MIKS dated 6/8/93 is thus not applicable to the development of the MIKS version 3.


                            1. Object of the contract

1.1 Content

The three partners will jointly develop a version 3.0 of the MIKS, as a 2-card solution (IMT-basis board incl. ISDN piggy-back board, IMT Codec board and Breakout-Box).

IBM shall produce the technology of the hard- and software of the IMT Basis board, of the ISDN piggy-back board and of the Breakout Box, which is used to connect external signal sources.

IAT shall provide the hard- and software needed for the Codec board.

IBM shall manufacture in two steps the MIKS "Kiosk tool," a tool to manufacture user interfaces for MIKS applications incl. running time environment components and administrative functions:

1) MIKS Kiosk tool software development, based on MIKS hardware platform version 2.0 on MIKS subsystem version 2.1.

2) MIKS Kiosk Tool software development based on MIKS hardware platform version 3.0 on MIKS subsystem version 3.0.

IAT shall make the MIKS 2.1 subsystem for the hardware platform MIKS version
2.0.

IBM and IAT shall make MIKS version 3.0, including the subsystem software on the basis of the IMT Board.

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Telekom shall assume the necessary project management, the (partial) acceptance, and the measurements required for the BZT approval and for the conformity tests. The services described in Appendix 1, itemized for each contributor, corresponds to the division of labor listed above.

All the work shall be performed pursuant to the "Technische Beschreibung MIKS Vers. 3.0" [MIKS version 3 technical description] (TB-MIKS) and the "Technische Beschreibung der IMT Komponenten" [Technical description of the IMT components] (TB-IMT) attached as Appendix 2 and Appendix 3, being essential components of the contract. The technical descriptions take precedence over all descriptions of MIKS version 3 and all its appendices.

All the partners shall collaborate at the level of the highest achievable state of the art in science and technology, using their own knowledge and experience.

1.2 The MIKS system components

The MIKS consists of the following main components:

- terminals (T1 to T4)
- consultant station
- editing station
- administration station and
- remote maintenance station.

The basis performance characteristics and available functions of the main components of the MIKS versions 2, 3 and 4 (planned) are described in Appendix 4 of the MIKS version 3.0 cooperation contract (MIKS system components).

1.3 Time schedule

By 1/31/95, the contractual partners shall work out the detailed specifications required for performing the contract pursuant to the technical descriptions, and a project schedule based thereon. The detailed specifications and project schedule shall be attached as Appendices 6 and 7 once this contract has been drawn up.

By 7/15/95, IBM is to have completed the development of 24 functional prototypes of the IMT Basis Board, the ISDN piggy-back boards and Breakout boxes, and IAT the development of 24 prototypes IMT Codec boards. By that date, IBM and IAT shall deliver eight functional prototypes, including all necessary cables, to each of the other two contractual partners. The intention is to complete the development, including acceptance and approval pursuant to No. 6 of this contract, by 9/30/95.


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1.4 Imponderables, changes of the technical design

Observance of the tight schedule for developing MIKS version 3.0 on the basis of the IMT boards is based on careful estimates by the EG-MIKS partners.

But because of unforeseeable events (e.g. advances in technology) it may become necessary to change the schedule as to time and/or work done. In such case, the technical descriptions of IMT and MIKS which together form the technically binding basis for the development, will have to be adapted.

Such a change requires the joint decision of all the partners to this cooperation contract.

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                                   2. Expenses

The amounts indicated in the list of services for the cooperation contract (appendix 1), which is a component of this contract, represent the maxima costs to be offset. These maxima may be changed only for inevitable cost overruns which could not be foreseen when the contract was concluded, and only by agreement of all the project partners.

Each partner shall bear one third of the expenses.

From the beginning of the development until completion, acceptance and BZT approval, the funds spent by participating project partners shall be reported monthly to SfE EKOM (project management) and carried forward by the latter.

A weekly telephone conference, under the leadership of SfE EKOM, by all the companies participating in the project is recommended to make it possible to monitor the progress of the project and make any necessary adjustments.

The expenses incurred by each project partner will be added up when the project is completed and settled in such a way (full settlement) that each project partner (IBM, IAT, Telekom) shall bear an equal amount of the expenses (share of the funding).

Undocumented expenses cannot be included in this cost settlement.

The parts of the platform needed for the MIKS (IBM PC, OS/2 operating system, H. 320 software Codec and builder/2) are not covered by this contract. Unless they are provided free of charge pursuant to No. 3.1 (existing rights), they shall be acquired, along with the utilization rights, from the cooperating partners at market prices.
The purchase prices listed in Appendix 9 are estimates based on current quotations.

On the following occasions, advance payments (installments of the expected full settlement payments) shall be made by Telekom to IAT and IBM, against proof of work done and presentation of invoices:


----------------------------------------------------------------------------------------------
Partial payments to IBM:
After the signing of this contract:               50% of the Telekom=>IBM differential payment
                                                  indicated in the list of services
----------------------------------------------------------------------------------------------
After completion of the detailed specifications:  20% of the Telekom=>IBM differential payment indicated in the list of services
----------------------------------------------------------------------------------------------
After acceptance of the prototype Basis board     30% of the Telekom=>IBM differential payment
and the Breakout box                              indicated in the list of services
----------------------------------------------------------------------------------------------
Partial payments to IAT:
----------------------------------------------------------------------------------------------

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
----------------------------------------------------------------------------------------------
After the signing of this contract:               50% of the Telekom=>IAT differential payment
                                                  indicated in the list of services
----------------------------------------------------------------------------------------------
After completion of the detailed specifications:  50% of the Telekom=>IAT differential payment indicated in the list of services
----------------------------------------------------------------------------------------------

As described above, the paid installments shall be offset at the time of the settlement of the expenses in such a way that each partner bears the same amount.

                              3. Utilization rights

3.1 Existing rights

Independently of this cooperation contract, Telekom and IAT jointly manufactured a software codec based on the TI-MVP. The resulting copyrights and other rights remain in force. For the legal duration of these rights, the contractual cooperating partners are granted, free of charge, non-exclusive utilization and exploitation rights for the use of the software codec in the MIKS.

IBM shall contribute the development work done by IBM Boblingen/Sindelfingen on the ISDN/PCMCIA board for the ISDN piggy-back board, as a result of the development of the Kiosk tool by the "European Network Center/Multimedia" ENC/MM of the IBM Heidelberg data holding, editing and running time environment adapted for MIKS version 3.0. The resulting copyrights and other rights remain in force. For the legal duration of these rights, the partners of the cooperation contract shall be granted the non-exclusive utilization and exploitation rights, free of charge, to use the above mentioned components in the MIKS.

To the extent necessary for the work under this cooperation contract and to exploit new rights pursuant to No. 3.2 of this contract in order to use them in the MIKS, each partner shall receive appropriate marketing rights for the above mentioned software codec and the data holding, editing and running time components for the MIKS version 3.0 and for the ISDN piggy-back board software.

3.2 New rights

Pursuant to No. 10 of this contract, each partner shall have, during their legal validity, the utilization and exploitation rights for MIKS version 3.0 and, separately, for the jointly developed main components and parts, with all written documents, against payment of royalties, for the following activities:

-(1) Use for its own purposes.

-(2) Dissemination, i.e. to sell simple utilization rights to third parties, for specific internal usage

-(3) Allow third parties to have main parts and components for marketing as resellers

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Any further development, change or alteration of the jointly developed main parts and components of the MIKS requires prior approval by all partners.

F3.3     Patents, patentable inventions

If patentable inventions are created during the work on the project goals mentioned in this contract, they shall be offered to the partners of the cooperation contract for their joint registration. If there is no interest in joint registration of rights, the cooperating partner under whose aegis the patentable invention was created, shall decide whether or not to register it for its own account.

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                                4. Subcontractors

The partners may give orders to subcontractors for parts of the planned work, without need for contract by the other partners, provided they make sure that this shall not affect meeting of their obligations under the other stipulations of this contract. Subcontractors shall not be covered by this contract.


                               5. Confidentiality

The cooperating partners pledge to use documents, drawings and other information provided by the other partners only to fulfill the obligations they have assumed from the latter under the contract; they shall treat as confidential any of the other partners' business or operational secrets they learn. They shall limit the dissemination of the information within their companies to employees who must receive it on the basis of their activity. The accepting cooperating partner shall maintain confidentiality on received information in the same manner as for its own confidential information.

This obligation also applies to partners' associated companies; but they are not considered third parties in the sense of this contract. The following are understood to be associated companies:

- Companies in which the business of the cooperating partner, or another associated business, has a direct or indirect majority participation or on which it can directly or indirectly exercise a dominating influence.

- Companies which receive a direct or indirect majority participation in the business of the cooperating partner or which can directly or indirectly exercise a dominating influence on it.

Information which must be kept confidential shall be labeled "(name of the owner) Confidential." If information which should be kept confidential is not so labeled, or was so indicated only orally, it shall be labeled confidential when this becomes known and this shall be confirmed to the recipient immediately in writing.

The following information need not be treated as confidential:

Information:

- Owned by the cooperating partners before the beginning of the negotiations on the EG-MIKS,

- Developed, or to be developed, independently of information received from the other cooperating partners,

-    Publicly available,


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-    Received, or to be received, legally by the cooperating partners from third parties without obligation to secrecy,

-    Released by other cooperating partners.

Each partner is free to use the "knowledge remaining" of the confidential information of the other cooperating partners for all purposes, but shall prevent access to it by third parties during the agreed upon period. The receipt of confidential information does not obligate the recipient to restrict the place and area of employment of its employees in any way. "Knowledge remaining" is understood to mean information which is not written down but which might be remembered by employees who participated in conversations. It shall not create a right to a license for patents and similar industrial rights and copyrighted material.

The obligation to maintain confidentiality persists after the contract is terminated, but not for more than five years after transmittal of the information in question.


            6. Acceptance and guarantee of the joint development work

If the development stages have concluded with the making of the prototype boards, serial boards and MIKS version 3.0, the developing partner reports this to the others and all parties agree on a date for presentation of the prototype and of other results of the development. A written acceptance report shall be issued on this presentation, containing the test findings and results. The results of the development shall be measured by criteria specified for the detailed specifications and the technical descriptions.

The examination and test routines are defined for this purpose in the detailed specifications. The other partners shall acknowledge the service rendered on the basis of the reports on successful tests.

The developing partners shall warranty:

-    observance of the accepted rules of technology

-    quality of the materials

- observance of the specifications pursuant to MIKS and IMT technical descriptions

Warranty claims shall cover the elimination of any existing defects, plus transportation and incidental costs. The statute of limitations on them runs out 6 months after acceptance. If improvement work is necessary after the warranty period, the developing partner shall perform it against appropriate payment.


                                  7. Liability


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



The partners assume mutual liability for indirect personal and material damage, to the extent that they are responsible for it. They shall be responsible for intentional acts and gross negligence by management personnel. Liability for lost income, lost savings, losses due to claims by third parties and loss of data and other consequential damages is excluded. Also excluded is joint liability of the cooperating partners for the violation of the rights of third parties represented by knowledge, results and documents provided by a contractual partner pursuant to this contract.


                           8. Duration of the contract

This cooperation contract is concluded definitively from the date it is signed by all three partners until 12/31/95 (availability of MIKS version 3 for marketing). If the work is not completed by that date, this contract shall be automatically extended until final completion, but not by more than 6 months. The results of the work available at that time shall be placed at the disposal of all the partners.

The utilization and exploitation rights granted pursuant to this cooperation contract and the limitations of liability and duty to confidentiality persist after the termination of the contract.

If the scheduled work is not completed by the time the contract is terminated, the following shall apply:

The rights granted pursuant to No. 3.2 shall cover the results of the work on hand when the contract is terminated. Each cooperating partner may develop the results further until they are ready for mass production, or order third parties to do, and shall be authorized, without restriction, to internally use, sell, alter, in particular process and modify and continue to develop individual results of jointly developed work and the total system based on the joint development. The results of the work shall be fully documented and immediately given to the other partners, including the source code which has not yet been deposited by then.


                          9. Deposit of the source code

The partner developing the software shall deposit, with a German notary public of its choice, a copy of the source code of the software components defined and jointly financed pursuant to this contract. The name and address of this notary public shall be reported in writing to the cooperating partners when the deposit is made.

The code shall be filed, exclusively and irrevocably in favor of the cooperating partners, in printed and machine readable form.

The products to be filed shall consist of the following components (hereinafter jointly referred to as "products"):

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-    Copies of all source codes developed and their instructions and support documentation, unless they are generally available standard products,

- Copies of the tools needed to develop, support and maintain the software, and the relative documents,

-    Copies of all design documents on which the software is based.

The software shall be deposited as soon there is a stable code.

All the deposited products shall be handed over to a cooperating partner who demands them, if

- a bankruptcy or settlement proceeding is requested on the assets of one of the cooperating partners which is developing the software, or if such a partner becomes insolvent,

- one of the cooperating partners which is developing the software gives up his business activity, or suffers a financial collapse,

- one of the cooperating partners which is developing the software does not meet its contractual warranty and maintenance obligations to customers of the other cooperating partners (delay, non-performance). The proof thereof shall be accepted if the demanding cooperating partner can submit pertinent customer correspondence,

- a cooperating partner developing the software is not willing, in spite of request, to perform maintenance work under the general conditions it has offered, or ceases to offer maintenance service.

Each cooperating partner has the right to test the deposited products for completeness and usefulness, at its own expense.

Each cooperating partner bears the cost of its deposit.


                                  10. Royalties

The expenses incurred in developing the MIKS 3.0 and the necessary hard- and software pursuant to No. 2, second paragraph, are to be made up by the collection of royalties. For this purpose, each developing partner shall pay to the cooperating community a royalty of DM 3,000 for each main component it has used or sold, and nine percent of the sales per part used outside the MIKS (derivative product), until the joint development costs have been covered (list of services, Appendix 1). These payment obligations cease when the amount of the joint development costs has been attained. Each partner is entitled to one third of the royalties. The share of the royalties per main component and part / derivative product shall be transferred quarterly, automatically on the last

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payment date, to the contractual partners, with the amounts for the main components and parts listed separately.

The accounts into which the royalties are to be paid are listed in Appendix 8 (to be sent).

The prototype boards created during the development work shall not be subject to payment of royalties.

The main components are the terminals in versions T1 to T4, the consultant, editing, administration, and remote maintenance piggy-backs. The functions of the administration and/or remote maintenance station may be integrated into the editing station. No additional license fee shall be necessary if this is done.

As of today, parts are the IMT Boards and the Breakout box listed in the table.

--------------------------------------------------------------------------------
                   Components                Royalty payable to EG-MIKS per unit
--------------------------------------------------------------------------------
                  Main components:
--------------------------------------------------------------------------------
 Terminals, consultant, editing, administration             DM 3,000
         and remote maintenance stations
--------------------------------------------------------------------------------
                     Parts:
--------------------------------------------------------------------------------
     IMT basis board including the subsystem         9% of the sales per part
                    software
--------------------------------------------------------------------------------
     IMT codec board including the subsystem         9% of the sales per part
                    software
--------------------------------------------------------------------------------
                  Breakout box                       9% of the sales per part
--------------------------------------------------------------------------------

The amount of the royalty for each main component or part may subsequently be adjusted among the cooperating partners to current needs, by mutual agreement, based on market conditions (in particular with a view to the derivation and possible development of additional marketable products on the basis of the IMT board).

The software code provided by IAT and Telekom under OS/2 for MIKS shall be calculated as a sublicense at market price at the time of the sale of the codec board.

The ISDN software provided by IBM under OS/2 for MIKS for the ISDN piggy-back board will be calculated as sublicense, at regular market price, when the basis board and/or Codec board is sold.


                                  11. Delivery

It is planned that, upon conclusion of the IMT board development by IBM and IAT, IBM will assume the coordination for the production of the IMT boards (basis board, ISDN piggy-back board

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



and Codec board) and for the assembly, test or customer specific adjustments of the MIKS by order of the cooperating community.

For financial reasons, the contractual partners may decide to place orders for mass production of the boards to other board manufacturers as well as to the partners responsible for developing the IMT boards (IAT and IBM), if assurance is given that the IBM quality standard, including ISO 9001, will be observed. Suitable procedures will be specified in time for the provision (production and administration) of the required MIKS software (subsystem software and kiosk tool) and the documentation.


                          12. Concluding specifications

Changes and supplements to this cooperation contract must be set forth in writing.

This contract is subject to the laws of the federal republic of Germany. The contractual law on the UN agreement of 4/11/80 governing contracts on international sales of merchandise (UNCITRAL) shall not be applicable.

Bonn is the site of jurisdiction for all disputes under or in connection with this contract, to the legally permissible extent.

If one stipulation is invalid, or if this contract has gaps, this shall not affect the validity of the remaining stipulations. The invalid stipulation shall be considered to have been replaced by one which comes closest to the original financial meaning and purpose. In case of gaps, a stipulation shall be considered agreed upon which corresponds to the original meaning and purpose of this contract.



Bonn, 12/16/94        Bonn, 12/16/94                   Bonn, 12/16/94
Place, Date           Place, Date                      Place, Date
/signature/           /signature/                      /signature/


IAT AG                IBM Deutschland                  DBP Telekom
Dr.Viktor Vogt        Informationssysteme GmbH         Geschaftsbereich TD 2
                      P. Schwarzmann                   Dipl. Ing. Joachim Claus


Appendices:

1) List of services
2) Technical description of the MIKS

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3) Technical description of the IMT
4) The MIKS system components
5) MIKS main components (drawing)
6) Detailed specifications (to be remitted by 1/31/95)
7) Project schedule (to be remitted by 1/31/95)
8) Accounts for license (to be remitted)
9) System cost estimate


[APPENDICIES DELETED--CONFIDENTIAL TREATMENT HAS BEEN APPLIED FOR]


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